Exhibit 5.1

CONYERS DILL & PEARMAN SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

21 October 2019 PagSeguro Digital Ltd. Av. Brigadeiro Faria Lima, 1384 4º andar, parte A São Paulo, SP, 01451-001 Brazil	Matter No: 712166 Legal – 16178819.3 +1 345 814 7759 richard.fear@conyers.com

Dear Sirs

Re:  PagSeguro Digital Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the offering by Universo Online S.A. (the “Selling Shareholder”) of 16,750,000 of the Company’s Class A common shares, par value US$0.000025 each (the “Shares”), pursuant to the automatic shelf registration statement on Form F-3 (File No. 333-234188), including the related base prospectus (the “Base Prospectus”) and all amendments or supplements thereto (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on 15 October 2019, as supplemented by the Preliminary Prospectus Supplement dated as of 15 October 2019 and the Final Prospectus Supplement dated as of 16 October 2019 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplements”), each provided to us and as filed by the Company with the Commission pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the underwriting agreement dated 16 October 2019 (the “Underwriting Agreement”) between the Company, the Selling Shareholder and Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters listed on Schedule I thereto (the “Underwriters”), the Underwriters also have the option to purchase not more than an additional 2,512,500 Class A common shares (the “Additional Shares”).

For the purposes of giving this opinion, we have examined an electronic copy of the Registration Statement. We have also reviewed (i) the amended and restated memorandum and articles of association of the Company adopted by shareholder resolution dated 4 January 2018 (the “Amended M&A”); (ii) minutes of meetings of the directors of the Company (the “Board”) dated 11 October 2019 and minutes dated 11 October 2019, 16 October 2019 and 18 October 2019 of meetings of the members of the offering committee appointed by the Board with authority to approve the Registration Statement, the Prospectus Supplements, offering of the Shares and incidental matters related thereto (together, the “Resolutions”); (iii) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 18 October 2019 (the “Certificate Date”); (iv) the Underwriting Agreement; and (v) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus Supplements and other documents reviewed by us, other than those dealing with matters of Cayman Islands law; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, in compliance with the Company’s memorandum and articles of association in effect at the time and remain in full force and effect and have not been rescinded or amended; and (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Shares as described in the Registration Statement and the Prospectus Supplements and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.

When transferred by the Selling Shareholder, the transfer thereof recorded in the register of members of the Company and paid for as described in the Registration Statement, the Prospectus Supplements and the Underwriting Agreement, the Shares (which are shares that were Class B common shares and, prior to the date hereof were converted into Class A common shares by the Selling Shareholder in accordance with the Amended M&A) will remain legally issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Shares).

3.

When the Additional Shares are transferred by the Selling Shareholder, the transfer thereof recorded in the register of members of the Company and paid for as described in the Registration Statement, the Prospectus Supplements and the Underwriting Agreement, the Additional Shares (which are shares that are Class B common shares and, prior to the relevant closing date will be converted into Class A common shares by the Selling Shareholder in accordance with the Amended M&A) will remain legally issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Prospectus Supplements and to the references to our firm under the caption “Enforceability of Civil Liabilities” and elsewhere in the Base Prospectus forming a part of the Registration Statement and

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under the caption “Validity of Securities” and elsewhere in the Prospectus Supplements. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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